Exhibit 10.11

PROJECT NAME: Pageflex Localization Into 10 Languages	PREPARED FOR:
PRICE QUOTATION: PQ0000452	Ariel Goodman
DATE: June 14, 2011	Bitstream Inc.
PREPARED BY: Shy Avni	500 Nickerson Road
Marlborough, MA 01752 USA
agoodman@pageflex.co.il

Dear Ariel,

I am pleased to provide you with our updated and complete proposal outlining the translation and localization services, costs, assumptions, timetable, and terms for the Pageflex localization project.

Please confirm receipt and don’t hesitate to contact me if you have any questions.

Thank you, we look forward to working with you,

Best Regards,

Shy Avni

Net-Translators LLC

1250 Oakmead Parkway, Suite 210

Sunnyvale, CA 94085-4037 USA

Telephone: +1.408.501.8839

shy.avni@net-translators.com

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 1 of 8

☒	Software Localization, product name—Pageflex Product, According to “Request for the Best Offer for Translations” document

☒	Documentation Localization, file(s)—According to “Request for the Best Offer for Translations” document

☐	Website Globalization url(s)/filels

☐	Other

The chart below summarizes total expected costs for each language + price per unit (word/ hour).

	$ 109,337	$ 109,337	$ 109,337	$ 109,337
Language	Total Price (USD)	Ul New Word	Doc New Word	Hourly rate
Dutch	$ 109,337	$0.26	$0.24	$70
French	$ 86,025	$0.20	$0.18	$60
Italian	$ 81,545	$0.19	$0.17	$55
German	$86,025	$0.20	$0.18	$60
Spanish	$ 77,957	$0.18	$0.16	$55
Brazilian Portuguese	$ 73,477	$0.17	$0.15	$50
Polish	$78,262	$0.18	$6.16	$50
Russian	$ 69,639	$0.15	$0.14	$45
Simplified Chinese	$ 73,781	$0.17	$0.15	$45
Traditional Chinese	$ 78,262	$0.18	$0.16	$50
DTP	Included above			$40
Localization Engineering	Included above			$40
Project Management	$40,715			5%
Multiple Language	($20,000)
Discount
Total	$835,025

The total prices above include:

•	Glossary creation & translation

•	Training

•	Ul translation and two cycles of QA

•	Online help localization including QA

•	Documentation localization including screen shot preparation for all languages, translation, proofreading, DTP, DTP QA

•	Localization engineering including TM maintenance

•	100% match & repetitions charge: 20% of new word rate

•	Fuzzy match( 85%-99% match) charge: 66% of new word rate

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 2 of 8

General	• Translation will be performed by professional translators with relevant background in the field:

• The total billable charge will be determined by the actual final unit count, to be determined using the appropriate CAT tool. A translation unit is one English word.

• Desktop publishing (DTP) charges are based on an hourly rate.

• Translation and testing of all target languages proceeds in parallel.

• The project will be carried out using online translation memory (TM) server technology which will allow the division of material for translation with minimum impact on quality.

• The Ul will be translated by one translator.

• Time required for Ul translation is based on translation of approx. 1000 words per day.

• Time required for Ul QA is based on 600 words per hour; this rate may be higher or lower depending on the product’s localization readiness.

•        We highly recommend performing i.l8n and localization readiness tests including pseudo translation on the source-language Ul before Ul translation begins. By reducing the number of bugs reported in all languages, these steps reduce cost and time for Ul localization.

• Any unexpected or undisclosed changes in project scope, such as higher word count, additional testing requirements, changes in source files, etc., may incur additional hours/expenses.

Training and glossary creation

•        Translator and LQA (linguistic QA person) training is required; this proposal includes the cost of training one translator and one LQA per target language. If more than one translator or LQA is requested per language, additional training charges will be incurred based on an hourly rate. Glossary creation charges are based on an hourly rate.

• The customer is responsible for approving the glossary prior to translation.

Documentation & OTH translation	• Each user guide will be translated by one translator; all volumes of documentation in one language should be handled by no more than four translators + one reviewer.

• Time required for documentation translation is based on translation of approx. 2000 words per day.

• Screen shot preparation - is based on processing approximately 10 screens an hour

•        All translations will be proofread; an additional desktop publishing (DTP) QA step will be performed on the final PDF files (two separate QA steps). The last step will be performed by our professional QA team (not DTP), who are native speakers of the target languages.

• Time required for online help QA is based on 2000 words per hour.

• Any changes in the content post-DTP may incur additional charges.

• Graphics localization, when necessary, is includedin the line item DTP.

Test plans & QA	• The client will provide Net-Translators with detailed test scripts.

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 3 of 8

Based on the above assumptions, the high-level project plan is:

1.	Milestone 1—Ul translation—up to three months (all languages), performed by one translator per language.

2.	Milestone 2—Ul QA can be completed within one month (all languages)—done by one QA person per language.

3.	Milestone 3—Documentation translation and QA can be completed in less than three months (all languages)—done by four translators and one reviewer per language.

if shorter completion time required, it can be achieved by translating the Ul and the documentation in parallel, with the addition of a round of proofreading on the document translations after the Ul is completed and finalized (after all QA cycles). This process will ensure that the doc translations are consistent with the final Ul terminology. We also can divide the Ul localization between a few translators and one proofreader if necessary.

These suggested time frames do not include delays on the part of Bitstream over which we have no control. A detailed Gantt chart will be provided after the kick-off meeting detailing timelines and client responsibilities more precisely.

A down payment of 140,000$ is due upon acceptance of this agreement (in cash). The remaining balance will be paid Net 30, according to the following invoicing structure:

Payments 1 and 2 will be invoiced chronologically 1 and 2 months after project kickoff.

Payment 3 will be invoiced after milestone 1 is completed.

Payment 4 will be invoiced after Milestone 2 is completed.

Payment 5 will be invoiced chronologically 1 month after payment 4.

Payment 6 (last payment) will be invoiced upon completion of project and Milestone 3.

By end of each month, Net-Translators will deliver Bitstream the translations which are ready at that point, the rate of progress should be between 1000-1500 words per business day for Ul translation and 1500-2000 words per business day for Documentation translation. Each payment will be executed only if Net-Translators met the rate of progress as agreed above.

The project will commence once the down payment has been received.

In addition, Net-Translators will transfer a check payable to Bitstream on the agreed down payment amount (the “Check”). The Check will be held in escrow by Emmanuel Kadouch, Adv. (the “Escrow Agent”) according to the terms and conditions set forth in the escrow agreement attached hereto as Exhibit A. It is agreed that after Net-Translators deliver the glossary in all 10 languages, the Check will be returned by the Escrow Agent to Net-Translators, all as fully detailed in Exhibit A.

This proposal is subject to the Net-Translators standard terms and conditions, a copy of which is located on the Net-Translators website at www.net-translators.com/safot/terms_and_conditions.asp

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 4 of 8

As a duly authorized representative of Bitstream Inc. as of the date written below, I hereby approve Quote #PQ0000452 as specified above.

Bitstream Inc.
Company Name

PINHAS ROMIK
Customer Name

General Manager Pageflex Division
Title

June 22, 2011
Date

/s/ P. Romik
Signature

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 5 of 8

Appendix A: About Net-Translators

Net-Translators is an ISO 9001:2008-certified translation, localization, and multilingual-testing company offering services in over 60 languages. Founded in 2001 in Israel, today Net-Translators has offices in Europe, the Middle East, and North and South America and supports a diverse customer base on six continents.

Net-Translators’ complete language services portfolio, customer-first approach, and dedication to accuracy have earned the trust of many Industry leaders, including software developers, medical device manufacturers, website developers, consumer electronics and hardware companies, financial Institutions, and more. We have an extraordinarily high percentage of repeat customers representing a wide range of companies such as Adobe, Symantec, Informatica, Apple, NetApp, World Bank, GE Healthcare, J&J, Sony, and many more. Services include:

•	Planning and strategy: internationalization (il8n), infrastructure consulting, country-by-country regulations review, product deployment strategy

•	Localization readiness assessment

•	Translation/localization of software user interfaces

•	Translation, adaptation, and compilation of online help files

•	Translation/localization of documentation and other technical materials: user guides, quick start guides, instruction and training manuals, readme files, etc.

•	Production and desktop publishing

•	Test plan development

•	Multilingual localization testing: locally (in-country) or at our Multilingual Testing Center

•	Translation/localization of marketing collateral materials, brochures, white papers, case studies, etc

•	Website globalization: from a few key pages, to complete product-support sites, to continuous updates of database-driven websites

•	And more

ILLEGIBAL

Team. At Net-Translators, we hand-select a team to meet the unique language, expertise, and technical requirements of each project and customer. We employ over 1000 native-speaking, In-country professional translators and train them on how to use the; customer’s product for better contextual awareness during translation. Our localization engineers are specialized in diverse business and industrial fields; they work with customers to prepare products for translation, develop test plans, and build tools such as glossaries and translation memories. Other team members Include linguists, professional testers, IT experts, and web specialists, all carefully screened and tested for relevant experience, skill level, and language abilities. Each project is managed by a professional, multilingual project manager who oversees and actively guides all localization team activities. Together, each project team works efficiently to meet deadlines and produce consistently superior results.

Tools and Methodologies. Net-Translators project teams uses the latest tools and technologies to work efficiently and accurately, save time, lower costs, reduce human error, ensure consistency within and across projects, and preserve language assets for future use. We adhere strictly to industry-standard methodologies, achieving high quality for every project. Net-Translators holds certifications for ISO 9001:2008 quality management systems and ISO 13485:2003 quality management systems for medical devices.

One-of-a-kind Multilingual Testing Center. Our state-of-the-art localization testing facility leverages Its location in the heart of Israel’s Silicon Valley to attract a rich pool of highly qualified professional testers, all dedicated to perfecting localized products. Supporting over 30 languages under one roof, the Center houses a flexible IT environment built for testing support and a highly collaborative QA team that also includes webmasters, designers, developers, and linguists working together to fix problems in the source and translations. A highly synergistic multilingual environment facilitates knowledge sharing and problem solving across languages, ultimately achieving highly accurate and consistent results in all languages. Net-Translators Multilingual Testing Center is the only localization test facility chosen by the localization Industry Standards Association (LISA) for localization product assessment.

Commitment to Excellence. At Net-Translators, we pride ourselves on reliability and are committed to exceeding your expectations. We guarantee that the translations and localized products we produce are of the highest quality available anywhere in the world.

For more information, please visit www.net-translators.com

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 6 of 8

Appendix B: Glossary of Terms & Services

term	definition
cultural acceptance evaluation	A review of software components to determine whether products will operate in the most locale-sensitive, culturally appropriate fashion without mistakes or offense. The software is also checked to ensure that the literal meaning of content and design elements such as colors, dimensions, shapes, graphics, idioms, metaphors, sounds, icons, symbols, etc., will translate as intended. A localization engineer works with the customer to address problems.

desktop publishing (DTP)	Formatting of all target language materials including text and graphics to match the source language documents. Most popular DTP and related design applications are supported.

DTP QA	Checking target language documents to ensure the layout is correct and identical to the source files (with the exception of text expansion or other layout adjustments that are part of the DTP process for translated materials.) DTP QA is a separate step from DTP itself; it is performed by native speakers of the target language.

documentation validation	A final test of documentation readiness performed by operating the translated software using the translated documentation. It verifies that all documentation Instructions and references are correct.

glossary

A list of terms and essential keywords which exist in the English source version of the material to be translated. A glossary is created as the first step in a project: a content manager reviews the source text, extracts the relevant terms and prepares a list of terms to be translated and those that should not. Time permitting, the customer provides definitions of each term. These terms are then translated into all target languages and (Ideally) sent to the customer’s In-country reviewers for confirmation.

A large, high-quality glossary makes for better translations. It dramatically improves translation consistency and allows automatic translation tests to be performed. Most Net-Translators proposals include Glossary Creation (creation of the English glossary) and Glossary Translation (translation of the English glossary to all target languages.)

graphics localization	Extracting translatable text from source graphics (those used in software, documentation, help or web pages), translating it, and placing it into new translated graphics files.

Internationalization (i18N)	The process of designing a product or service so that it can be adapted to various languages and locales without engineering changes. Net-Translators i18N consulting can include guidance on how to Implement i18N techniques as well as helping customers implement their i18N strategy when their resources are limited.

localization	The process of adapting a product or service to a particular language, culture, and desired local look-and-feel. In addition to language translation, localization involves many steps to adapt details such as idiomatic language, time zones, currency, national holidays, local color sensitivities, product or service names, cultural sensitivities, gender roles, geographic references, and more. A successfully localized service or product is one that appears to have been developed within the local culture.

localization readiness assessment	A complex series of procedures and checks performed to ensure that the English version of a product (software, document, or website) is ready to be translated. This step saves time and money in the localization process and is a particularly Important the first time a product is localized, even if It delays the start of the translations. The first and very significant step is pseudo-translatlon followed by testing to ensure bugs are not transferred to the target languages. Localization readiness also includes evaluating and planning any needed adaption on the basis of cultural preferences, preparing tools for translation, training translators, and more.

localization test plan	A uniform test methodology used to guide linguistic testers once translation is complete. The plan details items to be tested such as product features, languages, platforms, browsers (if applicable), etc. it includes establishing a bug reporting process (who fixes which bugs), developing test scripts, and setting up a schedule for updating translation memories to prevents bug reoccurrence.

project management	A full-time, professional project manager who is responsible for monitoring, communicating, and executing all aspects of the project, managing the project schedule, timely delivery of final localized products, managing change orders, status reporting, and budget tracking.

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 7 of 8

term	definition
pseudo-translation

Part of localization readiness assessment, this series of tests emulates translation to the

Target languages before formal translation begins. During this step, bugs and Issues present the source (or other product components) that are likely to cause problems during localization are identified and corrected. Examples of problems typically detected include text expansion, placement of visual elements such as buttons, non-externalized text, encoding issues, and more. Pseudo translation is a highly effective way to save cost and time during translation and testing as It avoids propagating bugs Into target languages.

quality assurance (QA)	Localization QA (or testing) is performed – either onsite at Net-Translators Multilingual Testing Center or remotely- by professional In-house or In-country testers and linguists in collaboration with the customer’s expert user(s). Product components are tested for functional, cosmetic, and linguistic bugs as outlined in the localization test plan.

Functional bugs are related to proper working of the application or website In the target language on any supported platform, browser, etc. Examples include compatibility with localized code pages, text input acceptance, menu functionality, string manipulation, etc.

Cosmetic bugs are errors or problems in the product’s appearance. Examples Include text truncation. line breaking, Improper encoding for screen display, accent character spacing, etc.

Linguistic bugs are characterized by incorrect, incomplete or non-contextual translations. Examples include out of context or missed translations, grammatical or typographical errors, etc. Linguistic reviews are performed by testers who are native speakers of the target languages.

regression testing	A testing pass run after all bugs have been declared fixed to confirm they are indeed fixed and that no other problems have surfaced during the debugging process.

screen capture	Saving a copy of a monitor’s/screen’s display into a ‘picture’ file format for placement into documentation. When localizing Uls and documentation, screen shots must be captured in each target language.

Style Guide

A target language document describing a customer’s set of standards for certain grammar and linguistic preferences, it can also include corporate style standards for the target languages. The Guide helps to maintain style and preference consistencies from one project to another.

testing	See OA

training (transistors)	The initial phase in each project in which translators learn about the products, the industry, and any other factors that enhance their understanding of the context and meaning of what should be translated. Training can be accomplished in many ways including webinars, demos, tutorials, reading documentation, even installing the application on the translator’s computer and running different scenarios. Net-Translators strives to keep the same translators for each customer, so training related to a particular customer or product is usually a one-time investment.

translation memory

A powerful translation tool containing a collection of source-translation pairs of phrases in each target language. By helping translators reuse existing translations, translation memories dramatically improve consistency, speed translation, and reduce cost and time-to-market.

Net-Translators LLC
1250 Oakmead Parkway, Suite 210
Sunnyvale, CA 94085-4037 USA
Tel: - 1.408.501.8839, Fax: - 1.408.212.8956	Page 8 of 8

Net Translators Terms and Conditions

1.	Interpretation

A.	“Terms and Conditions” means these standard terms and conditions as set out below.

B.	The clause headings are for convenience of reference only and shall not affect the construction or interpretation of these Terms and Conditions.

C.	Communication in writing shall include all writings sent via personal delivery, U.S. mail, a nationally recognized overnight courier, e-mail, or facsimile.

D.	References to “documents”, “records”, “books”, and “data” shall include information contained in computer programs, disks, records, or any other machine readable form or records kept other than in a legible form, but capable of being produced into a legible form.

E.	The word “including” shall be understood to mean “including without limitation” and the word “includes” shall be understood to mean “includes without limitation”.

F.	Words of a technical nature shall be construed in accordance with general trade usage in the applicable industry in the US.

G.	“Confidential Information” means information (in any form) which is confidential either to you or to us and which either you disclose to us or we disclose to you in connection with the Services. Any Work Product including the Translated Work shall constitute your Confidential Information.

H.	“Contract” means the contract between the customer and us, and consisting of the purchase order from the customer and these Terms and Conditions.

I.	“Intellectual Property Rights” means all right, title and interest in and to any and all work product, including ownership of all, any work of authorship, copyrights, trademarks, patents, (and any goodwill associated therewith), trade secrets, and other intellectual property (or other proprietary) rights throughout the world, together with all revisions, extensions, reexaminations, translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

J.	“Order” means an order for the Services provided by you from time to time.

K.	“Original Works” means the documents, files, materials, and works provided by you for the purposes of carrying out the Services.

L.	“Services” means translation and localization services performed by us for you.

M.	“Translated Works” means the documents, files, materials, and works translated and localized or produced from the Original Works in accordance with your instructions and provided to you by us.

N.	“Work Products” means all the products and/or Services supplied by us.

2.	General

A.	Quotations are not binding on us and a Contract will only come into being when we issue a written confirmation of your Order, or when we deliver the Translated Works to you.

B.	The Contract will be subject to these Terms and Conditions. Any variation of the Contract must be confirmed in writing by both parties.

C.	Quotations are given on the basis of your description of the source material, the purpose of the translation and any other instructions. Such quotations may be amended at any time.

3.	Price and Payment

A.	Unless otherwise stated, prices are in US dollars and are exclusive of value added tax and any other tax or duty. We shall invoice you for all appropriate taxes and expenses for which we are liable to collect in accordance with the agreed upon PO. You shall be liable to pay any penalties or interest on such taxes which are payable by us as a result of your delay in paying such taxes.

B.	Payment shall be made according to the payment terms provided in the Contract and sent via bank transfer or check.

C.	Failure to pay any invoice in accordance with the foregoing terms, or other terms specified in the Contract, shall entitle us to suspend further work on the same order, without prejudice to any other right we may have.

4.	Delivery

A.	The dates for delivery of the Translated Works, or the dates for carrying out and completing the Services shall be in accordance with the agreed GANTT chart which reflect the milestones as set forth in the Contract. We shall notify you promptly of any factor, occurrence, or event coming to its attention that may affect our ability to meet the requirements of the agreed GANTT or that is likely to occasion any material delay in delivery of any Work Product. A delay in any milestone caused by Net-Translators shall entitle you to reject the delivery or performance or to repudiate the Contract.

B.	We will not be liable in any circumstances for the consequences of any delay in delivery or performance or failure to deliver or perform if the duration of the delay is not substantial or if the delay or failure is due to any reasons dependant on You or an act of God, fire, inclement or exceptional weather conditions, industrial action, hostilities, governmental order or intervention (whether or not having the force of law) or any other cause whatever beyond our control or of an unexpected or exceptional nature. If there will be delays from You, it might cause also delays at our side due to the need of rescheduling of resources for the project, and even in training new additional resources which will reflect delivery time and cost (training cost)

C.	Posting or delivery to a carrier (including post, facsimile, e-mail) for the purpose of transmission to you shall, for the purposes of the Contract, constitute delivery to you. Risk in the Translated Works shall pass to you on delivery.

D.	We may deliver by installments in such quantities as we may reasonably decide; such installments shall be separate obligations and no breach in respect of one or more of them shall entitle you to cancel any subsequent installments or repudiate this contract as a whole.

5.	Our Responsibility and Liability

A.	The Services shall be carried out using reasonable skill and care in accordance with the standards of the industry.

B.	We shall use all reasonable skill and care in selecting translators, interpreters, and other personnel used to produce the Translated Works and perform the Services.

C.	All work including but not limited to the Translated Work shall be prepared without knowingly breaching any third party Intellectual Property Rights and will conform to the specifications and functions set forth in the Contract.

D.	No terms, conditions or warranties, whether express or implied, about the quality or fitness for purpose of the Services or the Translated Works shall be incorporated unless expressly set out in the Contract.

E.	We shall incur no liability to you for innocent or negligent misrepresentation by virtue of any statement made by or on behalf of us prior to the Contract, whether orally or in writing, and you shall not be entitled to rescind the Contract on the grounds of any such misrepresentation.

F.	We do not warrant that the Translated Works will meet your specific requirements and, unless otherwise agreed, we do not warrant that the operation of any Translated Works sent to you will be uninterrupted or error free.

G.	You acknowledge that any Original Works and Translated Works submitted by and to you over the Internet cannot be guaranteed to be free from the risk of interception, even if transmitted in encrypted form, and that we have no liability for the loss, corruption, or interception of any Original Works or Translated Works.

H.	You may perform acceptance testing following receipt of each Work Product or parts thereof, to ascertain whether the Work Product operate in accordance with the specifications. Upon completion of such testing you shall notify us within 30 days of delivery of the Translated Works or any part thereof of any inconsistencies with the specifications or claim arising out of the provision of the Services and /or the Translated Works, together with full details of such Claim. In any event, we shall not be liable to you if you fail to notify us of any Claim within the said reasonable time of delivery of the Translated Works.

I.	If You notify us within 30 days of delivery of the Translated Works of any such claim our liability will be to rectify any such inaccuracies or non-conformities and resubmit the rejected items to you as promptly as possible.If the changes are due to change in glossary terms from your side, these changes will be charged in addition to the regular charge.

J.	Acceptance of the Translated Work shall occur upon the successful completion of the acceptance testing and receipt by us of your written acceptance of the Translated Work.

If any delivered Translated Work fails to meet its acceptance criteria, as determined pursuant to the applicable testing and acceptance procedures set forth in this Section, then You will need to define exactly which changes are required and following our corrections of all remarks in reasonable time, the Translated Work will be accepted. Changes which will result from changing existing pre confirmed terminology / glossary, will be charged according to the agreed price list.

6.	Translated Works shall be limited as follows: Except in respect of our breach of confidentiality, indemnification obligation and/or gross negligence:

A.	We shall not be liable for loss of profits, business, contracts, revenue, damage to your reputation or goodwill, anticipated savings, and or any other indirect or consequential loss or damage whatsoever.

B.	Our entire liability to you under any Contract including but not limited to in respect of the Services and the Translated Works shall not exceed the price payable to us by you under the Contract.

C.	You must notify us within a reasonable period of time following delivery of the Translated Works of any claim arising out of the provision of the Services and/or the Translated Works, together with full details of any claim. In any event, we shall not be liable to you if you fail to notify us of any claim within a reasonable time of delivery of the Translated Works.

7.	Your Responsibility and Liability

A.	You warrant, represent, and undertake that the materials submitted by you shall not contain anything of an obscene, blasphemous or libelous nature and that to your knowledge our use of the Original Work as permitted herein does not (directly or indirectly) infringe the Intellectual Property Rights of any third parties Unless otherwise agreed by us, you (which for the purposes of this clause includes any of your associated companies) shall not, for a period of one year after termination of the Contract, either directly or indirectly, on your own account or for any other person, firm or company, solicit, employ, endeavor to entice away from us or use the services of a translator or interpreter who has provided the Services and/or Translated Works to you on our behalf under the Contract. In the event of your breach under this clause, you agree to pay us an amount equal to the aggregate remuneration paid by us to the translator for the year immediately prior to the date on which you employed or used the services of the translator.

B.	You agree, upon demand, to indemnify us (which for the purposes of this clause includes our employees, agents and sub-contractors), and keep us indemnified, from all losses, damages, injury, costs and expenses finally awarded against us, to the extent that the same are caused by a third party claim that :

our permitted use or possession of any of the Original Works or materials provided by you in relation to the provision of the Services, infringes any Intellectual Property Rights of any third party.

C.	In the event you require us to provide the Services on your premises, or any other premises designated by you, you shall:

i.	Assign members of staff with suitable skill and experience to be responsible for our activities.

ii.	Provide such access to premises, interpretation systems and other facilities which may be reasonably required by us.

iii.	Provide such information as may be required by us to carry out the Services and ensure all such information is correct and accurate.

iv.	Ensure that all necessary safety and security precautions are in place at your premise.

D.	We shall be entitled to charge you for any additional costs and expenses which we may incur as a result of any hazardous conditions or material encountered at your premises.

E.	We shall not be obliged to continue to perform the Services where we consider, at our sole discretion, this would constitute a breach of warranty given by you in this clause 7, an illegal act or a safety hazard.

F.	In the event that you hire a person who has assisted us in providing Services to you at any time during the prior 12 months, you agree to pay a one-time fee to us in an amount equal to 25% of the yearly compensation paid to such person by you.

8.	Intellectual Property

A.	All Intellectual Property Rights (including, but not limited to copyright) in the Original Works and the Translated Works shall vest in you (or your licensors). We hereby assign, transfer and convey to you all right, title and interest in and to such Translated Works, including without limitation, all Intellectual Property Rights. We shall not represent that we possess any proprietary interest in the Original Works or the Translated Works and shall not, directly or indirectly, take any action to contest your Intellectual Property Rights, or infringe them in any way. If we include in the Translated Works preexisting works owned or licensed by us, we shall identify such works prior to commencement of the Services, and we hereby grant you a non-exclusive, perpetual world wide right and license to use, execute, sublicense, reproduce, and prepare derivative works based upon such works. We agree to give you and any other person designated by you, reasonable assistance, at your expense, required to perfect the rights defined in this clause.

B.	For purposes of our providing Services to you under the Contract, you hereby grant to us a non exclusive, limited, non transferable, non sub-licensable license to store and use the Original Works and the Translated Works for the purpose of providing the Services to you under this Contract and future works between us.

9.	Confidentiality & Indemnification

A.	Subject to clause 9 (C) , and (on our part) save as necessary in order for us to provide the Services neither party may use any of the other party’s Confidential Information.

B.	Subject to clause 9 (C) , neither party may disclose to any other person any of the other party’s Confidential Information.

C.	Either party may disclose the Confidential Information of the other when required by law or any regulatory authority (provided that its shall notify the other party of such requirement) to its (or any of its associated company’s) personnel, sub-contractor’s personnel or any person whose duties reasonably require such disclosure, on condition that the party making such disclosure ensures that each such person to whom such disclosure is made is informed of the obligations of confidentiality under these Terms and Conditions and complies with those obligations as if they were bound by them. We shall remain liable for any breach of confidentiality by our personnel. We shall obtain and maintain in effect written confidentiality agreements with each of our employees, subcontractors and/or consultants who participate in any of the work being performed under this Contract.

D.	The obligation of confidentiality contained within this clause 9 shall survive termination of the Contract howsoever caused.

E.	Indemnification. We shall indemnify you, defend and hold you harmless and your officers, directors, employees, agents, successors and assigns, from any and all finally awarded losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) arising from, in connection with, or based on allegations whenever made that our work process and tools we used infringes upon any third party’s Intellectual Property Rights.This paragraph DOES NOT relate to the content of the work but only to the work process and tools used for translation and QA of Your material.

10.	Termination

A.	If you subsequently cancel, reduce in scope or frustrate (by an act or omission on your part, or any third party relied upon by you) the Contract, except for our breach of this Contract, the full price for the Contract shall remain payable unless otherwise agreed in advance.

B.	Upon termination or completion of the Contract, any Original Works provided to us, and Translated Works completed by us as well as any Confidential Information and any copies thereof, under the Contract shall be returned and made available to you on termination of the Contract, provided that one (1) copy of the Translated Work shall be kept by us for company records only.

C.	Either party shall be entitled to terminate the Contract immediately by written notice to the other party if:

i.	The other party shall commit a material breach of the Contract and, in the case of such a breach which is capable of remedy, such party fails to remedy the same within 14 business days of receipt of a written notice specifying the breach and requiring it to be remedied.

ii.

The other party makes any voluntary arrangement with its creditors or (being an individual or firm) becomes bankrupt or (being a company) becomes subject to an administrative order or go into liquidation, or an encumbrance takes possession or a receiver is appointed over any of your property or assets, or such party ceases or threaten to cease business, or an equivalent or analogous event occurs in any other jurisdiction.

D.	Any termination of the Contract shall not prejudice any rights or remedies which may have accrued to either party.

11.	The Contract (and any proceedings whereby one party might be entitled to join the other as a third party) shall be governed by and construed in all respects in accordance with New York law and the parties hereby submit to the non-exclusive jurisdiction of the US courts in New York. This Contract constitutes the entire agreement between the parties. No change, waiver, or discharge hereof shall be valid unless it is in writing and is executed by the party against whom such change, waiver, or discharge is sought to be enforced. This Contract may only be amended by an instrument in writing signed by each of the parties hereto.

The provisions of this Contract that contemplate performance or observance subsequent to termination or expiration of this Contract including clauses 8, 9 and 10 will survive expiration or termination of this Contract and continue in full force and effect for the period set forth therein, or if no period is set forth therein, indefinitely.

Escrow Agreement

June 20, 2011

Dear Sirs,

Re: Joint Escrow Instructions

As Escrow Agent for Net-Translators LLC. (“Net-Translators”) and Bitstream Inc., (“Bitstream” and together with Net-Translators: the “Parties”), you are hereby authorized and directed to hold a check in the amount of $140,000 (the “Check”) delivered to you pursuant to the terms of the agreement dated June14, 2011, between the Parties, to which a copy of these Joint Escrow Instructions is attached (the “Agreement”), in accordance with the following instructions.

1. In the event that Bitstream notifies you in writing that Net-Translators delivered the glossary in all 10 languages to Bitstream , you are directed to deliver the Check to Net-Translators. In the event that Bitstream notifies you to the contrary, you are directed to deliver the Check to Bitstream within 7 days thereafter.

2. In the event that you do not receive any notice from Bitstream within 90 days from the date hereof, you are directed to deliver the Check to Net-Translators.

3. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by you and the Parties, and no amendment of the Agreement shall increase your responsibilities or liability hereunder without your express written consent.

4. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. Without limiting the generality of the foregoing, you shall be under no duty whatsoever to make any investigation into the facts or matters stated in such documents, or to verify the authenticity thereof and may rely fully on the accuracy of the statements set forth in any such documents. Neither you nor any person acting on your behalf, shall be personally liable for any act you may do or omit to do hereunder as Escrow. You shall not bear any liability for any of your actions or omissions, provided that you acted in good faith and upon the belief that you were complying with the provisions of this letter. You may consult with counsel of your choosing and the advice of such counsel, orally or in writing, or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in reliance thereon. In the event that as a result of such consultation you determine to act in a manner different than instructed by the Parties, you shall notify in writing the Parties with respect to such matter.

5. The Parties shall indemnify and hold you harmless against any damage, loss, expense of any type (including legal fees and fees of other experts acting on your behalf),

that you shall bear as a result of and/or in respect to your undertakings as an Escrow Agent under this Agreement. In the event that the foregoing indemnification shall be in respect of a claim of any third party, you shall inform the Parties hereto soon after becoming aware of such claim, and the Parties shall assume the defense of such claim, provided that the defense shall be coordinated with you at all stages of the case and no settlement shall be agreed without receiving your prior written consent.

6. You shall not be liable in any respect on account of disregarding any and all instructions given by the Parties, if such instructions are, in the Escrow Agent’s view, contrary to any laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator. You are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the Parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

7. Your responsibilities as Escrow Agent hereunder shall terminate and you shall be discharged of all further obligations hereunder, upon termination of the escrow hereunder.

8. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Check held by you hereunder, you will not be required to take any action regarding it and you are authorized and directed to retain in your possession without liability to anyone all until such disputes shall have been settled either by written agreement of the Parties or by a final order, decree or judgment of an arbitrator or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

9. Any dispute or claim arising out of or in connection with these instructions shall be determined in accordance with the laws of Israel and will be subject to the exclusive jurisdiction of the courts in Israel.

10. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon 5 days following deposit in the Israel Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the addresses below, or at such other addresses as a party may designate by advance written notice to each of the other Parties hereto.

11. This instrument shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

Very truly yours,

Net-Translators LLC.		Bitstream Inc.

Name:	Shy Avni	Name:	Pinhas Romik

Title:	Vice President American Operations	Title:	General Manager Pageflex Division

Signature:	/s/ Shy Avni	Signature:	/s/ Pinhas Romik

Agreed to be the Escrow Agent

Signature: